PRESS RELEASE For Immediate Release
Contact: Ladd Biro, Champion Management 972.930.9933; lbiro@championmgt.com

Pizza Inn Holdings Names Timothy Mullany as CFO
Former Smashburger executive brings wide-ranging expertise to international chain and rapidly growing fast-casual concept, Pie Five Pizza

DALLAS (April 30, 2014) – Pizza Inn Holdings, Inc. (NASDAQ: PZZI) announced today that it has hired Timothy Mullany to become the company’s Chief Financial Officer, effective Monday, May 5.

Mullany comes to Pizza Inn Holdings after serving as the CFO of Restaurants Unlimited, Inc., a Seattle-based company with approximately $200 million in sales that owns and operates more than 20 full service and fast casual brands, including Kincaid’s, Palomino and Henry’s Tavern, across 11 states. During his tenure, Mullany was credited with improving the company’s profitability, establishing new sales vehicles, instituting performance-based management practices and guiding the growth of the business.

“We searched long and hard to find a world-class CFO with expertise in our hyper-competitive industry, and Tim absolutely fit the bill,” said Randy Gier, Chief Executive Officer for Pizza Inn. “He will be an integral member of our senior management team, with responsibilities extending beyond those of a traditional CFO.  Tim’s experience in a multi-branded company, where he balanced the needs of a strong legacy brand and an emerging high-growth brand, is directly relevant to the opportunities here. I couldn’t be more excited that Tim has joined our team.”

Prior to joining Restaurants Unlimited, Mullany served as the Chief Financial Officer for Smashburger and its parent company, Consumer Capital Partners, during Smashburger’s explosive growth years.

“With the talented team that Randy has formed and the successful track record of the entire company, I have no doubt that Pie Five will be the next great success story in the fast-casual space and that Pizza Inn will remain a popular destination for pizza lovers,” Mullany said.

Mullany obtained his MBA degree from Columbia Business School in New York and graduated from Villanova University with a Bachelor of Science degree in 1997.

At Pie Five, guests can choose from more than a million combinations of handcrafted pizzas and a variety of specialty pie choices prepared in less than five minutes on one of four crusts all for one low price.  The rapidly expanding chain is capitalizing on growing consumer demand for fresh dining options and artisan pizzas in stylish environments without the wait.

Pizza Inn is an international pizza chain featuring traditional and specialty pizzas, as well as freshly made pastas, sandwiches and desserts.

ABOUT PIZZA INN
Founded in 1958 and based in the Dallas suburb of The Colony, TX, Pizza Inn Holdings, Inc. (NASDAQ: PZZI), is an owner, franchisor and supplier of more than 275 restaurants operating domestically and internationally under the brands "Pizza Inn" and "Pie Five Pizza Co." Pizza Inn is an international chain featuring traditional and specialty pizzas, freshly made pastas, sandwiches and desserts. Pie Five Pizza is the leading brand in the rapidly growing fast-casual pizza space, offering individual handcrafted pizzas with fresh ingredients made to order in less than five minutes.  For more information, please visit www.pizzainn.com and www.piefivepizza.com.

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